CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Trustees of
Oak Associates Funds:

We consent to the use of our report dated December 19, 2006, with respect to the financial statements of the White Oak Select Growth Fund, Rock Oak Core Growth Fund, Pin Oak Aggressive Stock Fund, River Oak Discovery Fund, Red Oak Technology Select Fund, Black Oak Emerging Technology Fund, and Live Oak Health Sciences Fund, each a series of the Oak Associates Funds, as of October 31, 2006, incorporated herein by reference and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and under the headings "Independent Registered Public Accounting Firm" and "Experts" in the Statement of Additional Information.

                                 /s/ KPMG LLP

Philadelphia, Pennsylvania
February 26, 2007